CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated December 13, 2002 on the financial statements and financial highlights included in the Annual Report to Shareholders for the year ended October 31, 2002, of Bonnel Growth Fund, MegaTrends Fund, and Eastern European Fund, each a portfolio of U.S. Global Accolade Funds, in Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, No. 33-615542).


                                       /s/ Ernst & Young LLP

                                       ERNST & YOUNG LLP



Boston, Massachusetts
February 26, 2003